Exhibit 99.1

MercadoLibre, Inc. Announces Equity Offering

MONTEVIDEO, Uruguay, November 15, 2021 (GLOBE NEWSWIRE) —

MercadoLibre, Inc. (Nasdaq: MELI) today announced that it intends to make a public offering of common stock.  MercadoLibre also expects to grant the underwriters of the offering a 30-day option to purchase additional shares of common stock on customary terms.

MercadoLibre intends to use the net proceeds from this offering for general corporate purposes.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as lead managing bookrunners for the proposed offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The proposed offering will be made only by means of a prospectus. A copy of the prospectus and preliminary prospectus supplement for the offering of our common stock may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, when available, copies may be obtained from: (i) Morgan Stanley & Co. LLC at Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; (ii) J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmorgan.com or by telephone at (866) 803-9204; and (iii) Goldman Sachs & Co. LLC at Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com.

About MercadoLibre, Inc.

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary digital and technology-based tools that allow companies and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform which allows users to buy and sell in most of Latin America.

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2020, “Item 1A-Risk Factors” in Part II of our Form 10-Q for the quarter ended March 31, 2021 and any of MercadoLibre, Inc.’s other applicable filings with the Securities and Exchange Commission. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

CONTACT:	MercadoLibre, Inc.

Investor Relations

investor@mercadolibre.com

http://investor.mercadolibre.com